SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 7)(1)



                                CKF BANCORP, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   12561J 10 4
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                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

    [X]   Rule 13d-1(b)

    [X]   Rule 13d-1(c)

    [ ]   Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

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CUSIP NO. 12561J 10 4                   13G                   PAGE 2 OF 10 PAGES
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1          NAMES OF REPORTING PERSONS:
           CKF BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN TRUST ("ESOP")

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           61-1267810
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2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a)  [ ]

                                                             (b)  [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

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4          CITIZENSHIP OR PLACE OF ORGANIZATION
           COMMONWEALTH OF KENTUCKY

--------------------------------------------------------------------------------
       NUMBER OF          5      SOLE VOTING POWER               0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER        75,766
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER          0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER   75,766
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           75,766
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           10.25%
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12         TYPE OF REPORTING PERSON *
                    EP
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* SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 12561J 10 4                   13G                   PAGE 3 OF 10 PAGES
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1          NAMES OF REPORTING PERSONS:
           CKF BANCORP, INC. INCENTIVE PLAN TRUST ("INCENTIVE PLAN")

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           61-1267810
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a)  [ ]

                                                             (b)  [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           COMMONWEALTH OF KENTUCKY
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       NUMBER OF          5      SOLE VOTING POWER              0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER       46,100
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER         0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER  46,100
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           46,100
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           6.24%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 12561J 10 4                   13G                   PAGE 4 OF 10 PAGES
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1          NAMES OF REPORTING PERSONS:
           W. IRVINE FOX, JR.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a)  [ ]

                                                             (b)  [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
       NUMBER OF          5      SOLE VOTING POWER               41,700 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER             87,610 (2)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER          41,700 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER        87,610 (2)
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           129,310
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           17.42% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes options to acquire 3,500 shares of common stock, which options are exercisable within 60 days.
(2) Consists of 41,510 shares held by the ESOP but not allocated to employees and 46,100 shares held by the Incentive Plan.
(3)  Assumes options to acquire 3,500 shares have been exercised.

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CUSIP NO. 12561J 10 4                   13G                   PAGE 5 OF 10 PAGES
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1          NAMES OF REPORTING PERSONS:
           YVONNE YORK MORLEY
--------------------------------------------------------------------------------
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a)  [ ]

                                                             (b)  [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                2,200 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER             87,610 (2)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER           2,200 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER        87,610 (2)
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           89,810
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           12.13% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes options to acquire 1,200 shares of common stock, which options are exercisable within 60 days.
(2) Consists of 41,510 shares held by the ESOP but not allocated to employees and 46,100 shares held by the Incentive Plan.
(3)  Assumes options to acquire 1,200 shares have been exercised.

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CUSIP NO. 12561J 10 4                   13G                   PAGE 6 OF 10 PAGES
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1          NAMES OF REPORTING PERSONS:
           JACK L. BOSLEY

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a)  [ ]

                                                             (b)  [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
       NUMBER OF          5      SOLE VOTING POWER             16,500 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER           87,610 (2)
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER        16,500 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER      87,610 (2)
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           104,110
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           14.01% (3)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes options to acquire 4,000 shares of common stock, which options are exercisable within 60 days.
(2) Consists of 41,510 shares held by the ESOP but not allocated to employees and 46,100 shares held by the Incentive Plan.
(3)  Assumes options to acquire 4,000 shares have been exercised.

                                                      --------------------------
                                                         Page 7 of 10 Pages
                                                      --------------------------

ITEM 1(a)         NAME OF ISSUER:
     CKF Bancorp, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
     340 West Main Street
     Danville, Kentucky 40422

ITEM 2(a)         NAME OF PERSON(S) FILING:

     CKF Bancorp, Inc. Employee Stock Ownership Plan Trust ("ESOP"), CKF Bancorp, Inc. Incentive Plan Trust ("Incentive Plan"), and the following individuals who serve as their trustees: W. Irvine Fox, Jr., Yvonne York Morley, and Jack L. Bosley.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:
     Same as Item 1(b).

ITEM 2(c)         CITIZENSHIP:
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:
     Common Stock, par value $.01 per share.

ITEM 2(e)         CUSIP NUMBER:
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (f)  [x] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

     Items (a), (b), (c), (d), (e), (g), (h), (i), and (j) are not applicable. This Schedule 13G is being filed on behalf of the ESOP and Incentive Plan identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the separate trusts established pursuant to the ESOP and Incentive Plan, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.

ITEM 4.           OWNERSHIP.

     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

                                                 ------------------------------
                                                       Page 8 of 10 Pages
                                                 ------------------------------


     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. CKF Bancorp, Inc., in its capacity as the ESOP Committee, has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
     Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
     Not applicable.

ITEM 10.     CERTIFICATION.
     By signing below, each signatory in the capacity of an ESOP or Incentive Plan trustee certifies that, to the best of his or her knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each signatory in his or her individual capacity certifies that, to the best of his or her knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                     ---------------------------
                                                        Page 9 of 10 Pages
                                                     ---------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CKF BANCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:


/s/ W. Irvine Fox, Jr.                                February 4, 2002
------------------------------------------            --------------------------
W. Irvine Fox, Jr., as Trustee                        Date

/s/ Yvonne York Morley                                February 4, 2002
------------------------------------------            --------------------------
Yvonne York Morley, as Trustee                        Date

/s/ Jack L. Bosley                                    February 4, 2002
------------------------------------------            --------------------------
Jack L. Bosley, as Trustee                            Date


CKF BANCORP, INC.
INCENTIVE PLAN TRUST

By Its Trustees:


/s/ W. Irvine Fox, Jr.                                February 4, 2002
------------------------------------------            --------------------------
W. Irvine Fox, Jr., as Trustee                        Date

/s/ Yvonne York Morley                                February 4, 2002
------------------------------------------            --------------------------
Yvonne York Morley, as Trustee                        Date

/s/ Jack L. Bosley                                    February 4, 2002
------------------------------------------            --------------------------
Jack L. Bosley, as Trustee                            Date

                                                      --------------------------
                                                         Page 10 of 10 Pages
                                                      --------------------------

                                    SIGNATURE


/s/ W. Irvine Fox, Jr.                                February 4, 2002
---------------------------------------------         --------------------------
W. Irvine Fox, Jr., as an Individual                  Date
Stockholder

/s/ Yvonne York Morley                                February 4, 2002
---------------------------------------------         --------------------------
Yvonne York Morley, as an Individual                  Date
Stockholder

/s/ Jack L. Bosley                                    February 4, 2002
----------------------------------------------        --------------------------
Jack L. Bosley, as an Individual                      Date
Stockholder